Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

DICERNA PHARMACEUTICALS, INC.

December 28, 2021

FIRST: The name of the corporation is Dicerna Pharmaceuticals, Inc. (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH: To the fullest extent permitted by applicable law, the Company is also authorized to provide indemnification of (and advancement of expenses to) its directors, officers and agents (and any other persons to which Delaware law permits the Company to provide indemnification) through Bylaw provisions, agreements with such directors, officers, agents or other persons, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its stockholders, and others. Any amendment, repeal or modification of any of the foregoing provisions of this Article EIGHTH shall not adversely affect any right or protection of any director, officer, agent, or other person existing at the time of, or increase the liability of any director, officer or agent of the Company or other person with respect to any acts or omissions of such director, officer, agent or other person occurring prior to, such repeal or modification.

NINTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of the date first set forth above.

[Signature Page to Certificate of Incorporation of Dicerna Pharmaceuticals, Inc.]